Exhibit 99.4

August 3, 2005

Dear RIL Employee:

It gives me great pleasure to inform you that early this morning, Reebok announced plans to combine with adidas-Salomon AG and create an $11 billion footprint in the global athletic footwear, apparel and hardware marketplace.  A copy of the press release, which was issued just a few minutes ago, as well as an Employee Q & A document are attached to this email.  In addition, I have also recorded a voicemail message, which you can access by dialing 1.800.Reebok6 (1.800.733.2656).

As you may know, adidas’ rich history began more than 85 years ago.  Today, the adidas brand is one of the most widely recognized in the world and its products are based on award winning technology and include shoes, apparel and accessories for basketball, soccer, running, training, adventure, trail and golf.  Headquartered in Herzogenaurach, Germany, adidas, like Reebok, has a passion for sports and a strong commitment to innovation as evidenced by its 700 patents and other industrial property rights worldwide.

We believe adidas is the perfect strategic partner for Reebok.  With them, we will have:

•                                          A more extended geographic reach and more balanced sales profile.  In North America, for instance, our sales will more than double to U.S. $3.9 billion;

•                                          A broad portfolio of world-renowned brands, including, adidas, Reebok, TaylorMade, Rockport, Greg Norman Collection, MAXFLI, CCM, Jofa and Koho;

•                                          A more complete product offering in key sporting categories;

•                                          An even stronger presence across teams, athletes, events and leagues, including the 2006 FIFA World CupTM, the Beijing 2008 Olympics, the NFL, NBA, NHL, MLB and MLS; and

•                                          Enhanced R&D capabilities and cutting-edge technology.

I believe this is a compelling combination and hope you share my enthusiasm.  It would have taken us many, many years of moderate organic growth for Reebok to achieve what we will achieve the moment this transaction closes.  I hope that makes you as excited about our future as I am.

Given the complementary nature of our businesses, we expect to realize the benefits of this transaction quickly and efficiently following the transaction’s close.  This combination is about growing the combined entity, and we do not expect significant workforce reductions.  Over the long-term, we believe this will result in greater career opportunities for you as we move forward and grow together.

We believe that the transaction will close in the first half of 2006 after Reebok’s shareholders approve the transaction and we receive the various regulatory approvals.  Until then, Reebok and adidas remain competitors and it must be business as usual.  Communications regarding business plans, customer information, pricing and other sensitive information must be avoided, and we all must focus our efforts, as we have in the past, on serving our customers and executing against our strategic plan.  In the meantime, we will make every effort to keep you up to date on developments and progress throughout the approval process.

Upon close of the transaction, I will remain as Chief Executive Officer of Reebok International Ltd. and will continue to lead the Reebok team.  Reebok will continue to operate under its name and will retain its headquarters in Canton, Massachusetts.  adidas will maintain its corporate headquarters in Herzogenaurach and its North American adidas headquarters in Portland, Oregon.

Reebok has long been at the forefront of our industry.  Your commitment and dedication has been an important part of our success.  I’m confident that together with adidas we can set new standards and achieve new heights to the benefit of all our stakeholders, including you – our employees.

Denise Kaigler is managing the communications program for this transaction.  As usual, if you receive any calls from media, please forward them to her at 781-401-7869.

Please accept my heartfelt thanks for your continued support.

Sincerely,

Paul B. Fireman

Chairman and CEO